Exhibit 99.1

FOR IMMEDIATE RELEASE April 25, 2023	FOR FURTHER INFORMATION CONTACT:
Farmers and Merchants Bancshares, Inc. 4510 Lower Beckleysville Rd, Suite H Hampstead, Maryland 21074	Contact: Mr. Gary A. Harris President and Chief Executive Officer (410) 374-1510, ext. 1104

FARMERS AND MERCHANTS BANCSHARES, INC. REPORTS EARNINGS OF $1,900,851 OR $0.62 PER SHARE FOR THE THREE MONTHS ENDED MARCH 31, 2023

HAMPSTEAD, MARYLAND (April 24, 2023) – Farmers and Merchants Bancshares, Inc. (the “Company”), the parent of Farmers and Merchants Bank (the “Bank”), announced that net income for the three months ended March 31, 2023 was $1,900,851, or $0.62 per common share (basic and diluted), compared to $2,050,802, or $0.68 per common share, for the same period in 2022. The Company’s return on average equity during the three months ended March 31, 2023 was 15.49% compared to 14.55% for the same period in 2022. The Company’s return on average assets during the three months ended March 31, 2023 was 1.05% compared to 1.15% for the same period in 2022.

Net interest income for the three months ended March 31, 2023 was $307,021 lower when compared to the same period in 2022 due to a decrease in the taxable equivalent net yield on average net interest earning assets to 3.24% for the three months ended March 31, 2023 from 3.56% for the same period in 2022. The decline in net yield was partially offset by a $29.4 million increase in average interest earning assets to $704.1 million for the three months ended March 31, 2023 from $674.7 million for the same period in 2022. Higher interest expense was the driving factor in the lower net interest income. The Federal Reserve rate increases caused the cost of deposits and borrowings to increase significantly by 63 basis points to 1.03% for the three months ended March 31, 2023 from 0.40% for the same period in 2022. In addition, average interest bearing liabilities increased by $19.2 million to $543.2 million for the three months ended March 31, 2023 from $524.0 million for the same period in 2022. The taxable equivalent yield on total average interest-earning assets increased 16 basis points to 4.03% for the three months ended March 31, 2023 from 3.87% for the same period in 2022, offsetting the higher cost of funds. There was a $270,000 recovery of credit losses for the three months ended March 31, 2023 compared to no provision or recovery for the three months ended March 31, 2022. The recovery was from loans charged off over 10 years ago.

Noninterest income decreased by $113,393 for the three months ended March 31, 2023 when compared to the same period in 2022, primarily as a result of a $97,395 decrease in mortgage banking revenue and a $93,600 decrease in the gain on sale of SBA loans, offset by a $32,584 increase in the fair value adjustment of an equity security and a $30,115 increase in Bank owned life insurance income. The decrease in mortgage banking revenue reflects a decline in refinances due to rising interest rates. Noninterest expense was $42,163 lower in the three months ended March 31, 2023 than in the same period in 2022, due primarily to $271,278 decrease in other expenses, offset by a $218,314 increase in salaries and benefits. The decrease in other expenses was due primarily to third party fees incurred during the first quarter of 2022 related to the recruitment and hiring of new employees. The increase in salaries and benefits was due to normal annual salary increases as well as the hiring of several new employees. Income taxes increased by $41,700 during the three months ended March 31, 2023 when compared to the same period in 2022 due to a decrease in the amount of nontaxable income included in pretax income year-over-year. The effective tax rate increased to 25.5% for the three months ended March 31, 2023 from 22.9% for the same period last year.

Total assets increased slightly to $723 million at March 31, 2023 from $718 million at December 31, 2022. Loans increased to $521 million at March 31, 2023 from $517 million at December 31, 2022. The implementation of the new credit loss methodology required by generally accepted accounting principles, known as current expected credit losses, or CECL, on January 1, 2023 resulted in a $470,999 increase in the credit loss reserve. This additional reserve, net of income taxes, was recorded as a reduction of equity and was not a component of the income statement. Investments in debt securities decreased to $146 million at March 31, 2023 from $147 million at December 31, 2022. Deposits increased to $637 million at March 31, 2023 from $624 million at December 31, 2022. The Company’s tangible equity was $44 million at March 31, 2023 compared to $41 million at December 31, 2022.

The book value of the Company’s common stock increased to $16.53 per share at March 31, 2023 from to $15.56 per share at December 31, 2022. Book value per share at March 31, 2023 is reflective of the $21 million unrealized loss on the Company’s available for sale (“AFS”) investment portfolio as a result of the significant rise in interest rates over the last 18 months. Changes in the market value of the AFS investment portfolio, net of income taxes, are reflected in the Company’s equity, but are not included in the income statement. The Company’s AFS investment portfolio is comprised of 85% government agency mortgage backed securities which are fully guaranteed, 8% investment grade non agency mortgage backed securities, 3% investment grade corporate and municipal bonds, and 4% subordinated debt of other community banks. There is no indication of credit deterioration in any of the bonds and the Company intends to hold these investments to maturity, so no actual losses are anticipated. There is no impact on regulatory capital because the Bank elected many years ago to not include in the calculation of regulatory capital changes in the market value of the AFS investment portfolio regardless of whether they are positive or negative.

Gary A. Harris, President and CEO, commented “The banking industry has been in the news a lot over the last two months due to the failure of two large regional banks that were outside of our market area. We believe that Farmers and Merchants does not have the same issues as the failed institutions. The amount of uninsured deposits at the Bank is low at approximately 20%, and the Bank has ample liquidity and significant tangible equity. In addition, the Bank is not involved in crypto currency. We remain committed to providing banking services to businesses and consumers in our local communities. Our first quarter earnings were negatively impacted by higher deposit and borrowing costs, which is squeezing our interest margin, but the loan portfolio had net growth and continues to perform very well. Overall, we believe that the Bank is in very good condition.”

About the Company

The Company is a financial holding company and the parent of the Bank. The Bank was chartered in Maryland in 1919 and has over 100 years of service to the community. The Bank serves the deposit and financing needs of both consumers and businesses in Carroll and Baltimore Counties along the Route 30, Route 795, Route 140, and Route 26 corridors. The main office is located in Upperco, Maryland, with seven additional branches in Owings Mills, Hampstead, Greenmount, Reisterstown, Westminster, and Eldersburg. Certain broker-dealers make a market in the common stock of Farmers and Merchants Bancshares, Inc., and trades are reported through the OTC Markets Group’s Pink Market under the symbol “FMFG”.

Forward-Looking Statements

The statements contained herein that are not historical facts are forward-looking statements (as defined by the Private Securities Litigation Reform Act of 1995) based on management's current expectations and beliefs concerning future developments and their potential effects on the Company. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. There can be no assurance that future developments affecting the Company will be the same as those anticipated by management. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “will,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports filed by Farmers and Merchants Bancshares, Inc. with the Securities and Exchange Commission entitled “Risk Factors”.

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
	2023	2022

Assets

Cash and due from banks	$8,295,466	$6,414,822
Federal funds sold and other interest-bearing deposits	1,270,888	848,715
Cash and cash equivalents	9,566,354	7,263,537
Certificates of deposit in other banks	100,000	100,000
Securities available for sale, at fair value	125,822,067	126,314,449
Securities held to maturity, less allowance for credit losses of $60,592 and $0	20,478,223	20,508,997
Equity security, at fair value	497,812	489,145
Restricted stock, at cost	907,500	1,332,500
Mortgage loans held for sale	-	428,355
Loans, less allowance for credit losses of $4,665,703 and $4,150,198	520,819,129	516,920,540
Premises and equipment, net	6,096,874	6,186,594
Accrued interest receivable	1,739,314	1,815,784
Deferred income taxes, net	7,998,178	8,392,658
Other real estate owned, net	1,242,365	1,242,365
Bank owned life insurance	14,668,447	14,585,342
Goodwill and other intangibles, net	7,040,670	7,042,752
Other assets	5,626,083	5,587,654
	$722,603,016	$718,210,672

Liabilities and Stockholders' Equity

Deposits
Noninterest-bearing	$127,342,442	$126,695,349
Interest-bearing	509,966,348	496,915,775
Total deposits	637,308,790	623,611,124
Securities sold under repurchase agreements	3,077,227	5,175,303
Federal Home Loan Bank of Atlanta advances	10,000,000	20,000,000
Long-term debt, net of issuance costs	14,624,826	15,095,642
Accrued interest payable	721,007	349,910
Other liabilities	6,114,025	6,203,730
	671,845,875	670,435,709
Stockholders' equity
Common stock, par value $.01 per share, authorized 5,000,000 shares; issued and outstanding 3,071,214 shares in 2023 and 2022	30,712	30,712
Additional paid-in capital	29,549,914	29,549,914
Retained earnings	36,851,782	35,300,166
Accumulated other comprehensive loss	(15,675,267)	(17,105,829)
	50,757,141	47,774,963
	$722,603,016	$718,210,672

Farmers and Merchants Bancshares, Inc. and Subsidiaries

Consolidated Statements of Income

	Three Months Ended March 31,
	2023	2022

Interest income
Loans, including fees	$6,045,548	$5,683,362
Investment securities - taxable	762,208	644,461
Investment securities - tax exempt	139,844	149,487
Federal funds sold and other interest earning assets	104,929	12,415
Total interest income	7,052,529	6,489,725

Interest expense
Deposits	1,034,851	338,560
Securities sold under repurchase agreements	4,338	3,251
Federal Home Loan Bank advances and other borrowings	356,272	183,825
Total interest expense	1,395,461	525,636
Net interest income	5,657,068	5,964,089

Recovery of credit losses	(270,000)	-

Net interest income after recovery of credit losses	5,927,068	5,964,089

Noninterest income
Service charges on deposit accounts	186,707	181,466
Mortgage banking income	25,293	122,688
Bank owned life insurance income	83,105	52,990
Fair value adjustment of equity security	5,767	(26,817)
Gain on sale of SBA loans	-	93,600
Other fees and commissions	81,542	71,880
Total noninterest income	382,414	495,807

Noninterest expense
Salaries	1,876,444	1,740,395
Employee benefits	594,057	511,792
Occupancy	214,116	228,427
Furniture and equipment	239,727	214,615
Other	833,091	1,104,369
Total noninterest expense	3,757,435	3,799,598

Income before income taxes	2,552,047	2,660,298
Income taxes	651,196	609,496
Net income	$1,900,851	$2,050,802

Earnings per share - basic and diluted	$0.62	$0.68